EXHIBIT 4.10
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
As of December 31, 2023, Welltower Inc. (the “Company”) had the following classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) Common Stock, $1.00 par value per share (“Common Stock”); (ii) guarantee of 4.800% Notes due 2028 issued by Welltower OP LLC (“Welltower OP” or the “Issuer”); and (iii) guarantee of 4.500% Notes due 2034 issued by Welltower OP. Each of the Company’s securities registered under Section 12 of the Exchange Act are listed on the New York Stock Exchange.
DESCRIPTION OF COMMON STOCK
The following is a description of the rights of Common Stock and related provisions of the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate”), and Amended and Restated By-Laws (the “By-Laws”) and applicable Delaware law. This description is qualified in its entirety by, and should be read in conjunction with, the Certificate, By-Laws, and applicable Delaware law.
Authorized Capital Stock
The Certificate authorizes the Company to issue up to 700,000,000 shares of Common Stock and 50,000,000 shares of preferred stock, $1.00 par value per share (“Preferred Stock”). As of February 9, 2024, the Company had 568,878,059 shares of Common Stock and no outstanding shares of Preferred Stock.
Dividend Rights
The holders of shares of Common Stock are entitled to receive dividends when declared by the Company’s Board of Directors and after payment of, or provision for, full cumulative dividends on and any required redemptions of shares of Preferred Stock then outstanding, if any.
Voting Rights
The holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by such holders. Holders of shares of Common Stock are not entitled to cumulative voting rights.
Liquidation Rights
If the Company is voluntarily or involuntarily liquidated or dissolved, holders of shares of Common Stock are to share ratably in the Company’s distributable assets remaining after the satisfaction of all of its debts and liabilities and the prior preferential rights of holders of share of Preferred Stock, if any.
Other Rights and Preferences
Holders of shares of Common Stock do not have preemptive rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares of Common Stock. The rights, preferences and privileges of holders of shares of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which are outstanding or which the Company may designate and issue in the future.
Fully Paid and Nonassessable
All of the outstanding shares of Common Stock are fully paid and nonassessable.
Transfer Agent
The transfer agent for our common stock is Computershare Trust Company, N.A.
Listing
The Common Stock is listed on the New York Stock Exchange under the symbol “WELL.”

Restrictions on Transfer of Securities
For the Company to qualify as a real estate investment trust (“REIT”), not more than 50% in value of the Company’s outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of the Company’s taxable year. In order to ensure that this requirement is satisfied, the By-Laws (with respect to Common Stock and Preferred Stock) provide that no person may acquire securities that would result in the direct or indirect beneficial ownership of more than 9.8% of the Common Stock or more than 9.8% in value of the Company’s outstanding capital stock by such person. For purposes of application of such limitations to any person, all options, warrants, convertible securities or other rights to acquire the Company’s capital stock held directly or indirectly by such person will be treated as if all such rights had been exercised. If any securities in excess of this limit are issued or transferred to any person, such issuance or transfer shall be valid only with respect to such amount of securities as does not exceed this limit, and such issuance or transfer will be void with respect to the excess. The Company’s Board of Directors may grant limited exemptions from the ownership restrictions set forth in the By-Laws to specified persons if the board determines that each such limited exemption is in the best interests of the Company and its stockholders.
The By-Laws further provide that, if the foregoing stock ownership limitations are determined to be invalid by virtue of any legal decision, statute, rule or regulation, then the transferee of the shares or other securities will be deemed to have acted as the Company’s agent in acquiring the shares or other securities that are in excess of the limit, and will be deemed to hold such excess shares or securities on behalf of the Company. As the equivalent of treasury securities for such purposes, the excess securities will not be entitled to any voting rights, will not be considered to be outstanding for quorum or voting purposes, and will not be entitled to receive dividends, interest or any other distribution with respect to such securities. Any person who receives dividends, interest or any other distribution in respect of the excess securities will hold the same as the Company’s agent and for the transferee of the excess securities following a permitted transfer.
In addition, under the By-Laws, the Company may refuse to transfer any shares, passing either by voluntary transfer, by operation of law, or under the last will and testament of any stockholder, if such transfer would or might, in the opinion of the Company’s Board of Directors or counsel to the Company, disqualify the Company as a REIT.
Anti-Takeover Provisions
The Certificate and By-Laws contain provisions that may have the effect of discouraging persons from acquiring large blocks of the Company’s stock or delaying or preventing a change in control of the Company. The material provisions that may have such an effect are:
•A provision permitting the Company’s Board of Directors to make, amend or repeal the By-Laws.
•Authorization for the Company’s Board of Directors to issue Preferred Stock in series and to fix the rights and preferences of the series, including, among other things, whether and to what extent the shares of any series will have voting rights and the extent of the preferences of the shares of any series with respect to dividends and other matters.
•A prohibition on stockholders taking action by written consent in lieu of a meeting.
•Advance notice procedures with respect to nominations of directors by stockholders and proposals by stockholders of business at an annual meeting.
•The grant only to our board of directors of the right to call special meetings of stockholders.
•Limitations on the number of shares of the Company’s capital stock that may be beneficially owned, directly or indirectly, by any one stockholder.
•Limitations on transactions that involve the Company and any stockholder who beneficially owns 5% or more of the Company’s voting stock.
•A provision permitting amendment by the stockholders of certain of the provisions listed above only by an affirmative vote of the holders of at least 75% of all of the outstanding shares of the Company’s voting stock, voting together as a single class.

Limitations on Transactions Involving the Company and Its Stockholders
Under the By-Laws, in addition to any vote otherwise required by law, the Certificate or the By-Laws, the following transactions will require the affirmative vote of the holders of at least 75% of the voting power of our then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class:
•Any merger or consolidation of the Company with or into:
•any stockholder that owns 5% or more of the Company’s voting stock; or
•any other corporation or entity which is, or after such merger or consolidation would be, an affiliate of a stockholder that owns 5% or more of the Company’s voting stock.
•Any sale, lease, exchange, mortgage, pledge, transfer or other disposition of substantially all of the Company’s assets, in one transaction or a series of transactions, to or with any stockholder that owns 5% or more of the Company’s voting stock or an affiliate of any such stockholder.
•Any reclassification of our securities, including any reverse stock split, or recapitalization or any other transaction that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of the Company’s equity securities that is directly or indirectly owned by any stockholder that owns 5% or more of the Company’s voting stock or any affiliate of such a stockholder, whether or not the transaction involves such a stockholder.
•The adoption of any plan or proposal for the Company’s liquidation or dissolution proposed by or on behalf of a stockholder that owns 5% or more of the Company’s voting stock or any affiliate of such a stockholder.
These provisions will not apply to any of the transactions described above if:
•The Company is at the time of the consummation of the transaction, and at all times throughout the preceding twelve months have been, directly or indirectly, the owner of a majority of each class of the outstanding equity securities of the 5% stockholder that is a party to the transaction; or
•The transaction has been approved by a majority of the members of the Company’s Board of Directors who, at the time such approval is given, were not affiliates or nominees of the 5% stockholder; or
•Both of the following conditions have been met:
•the aggregate amount of the cash and the fair market value, as determined in good faith by the Company’s Board of Directors, of the consideration other than cash to be received per share by holders of the Company’s voting stock in such transaction shall be at least equal to the highest per share price paid by the 5% stockholder for any shares of voting stock acquired by it:
•within the two-year period immediately prior to the first public announcement of the proposal of the transaction, or
•in the transaction in which it became a 5% stockholder, whichever is higher; and
•the consideration to be received by holders of a particular class of outstanding voting stock shall be in cash or in the same form as the 5% stockholder previously paid for shares of such voting stock. If the 5% stockholder paid for shares of any class of voting stock with varying forms of consideration, the form of consideration to be paid by the 5% stockholder for such class of voting stock shall be either cash or the form used to acquire the largest number of shares of such class of voting stock previously acquired by the stockholder.

DESCRIPTION OF DEBT SECURITIES
The following description of the Company’s 4.800% Notes due 2028 (the “2028 Notes”) and 4.500% Notes due 2034 (the “2034 Notes,” and together with the 2028 Notes, the “notes”) is a summary and does not purport to be complete. This description is qualified in its entirety by reference to the Indenture, dated as of March 15, 2010 (as amended from time to time, the “Base Indenture”), among Welltower OP, as issuer, the Company, as guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee (“Trustee”), as supplemented in the case of the 2028 Notes by Supplemental Indenture No. 9, dated as of November 20, 2013, between the Company and the Trustee (“Supplemental Indenture No. 9”) and in the case of the 2034 Notes by Supplemental Indenture No. 10, dated as of November 25, 2014 (“Supplemental Indenture No. 10,” and together with Supplemental Indenture No. 9, the “Supplemental Indentures”). The Base Indenture as supplemented by the Supplemental Indentures shall be referred to in this description as “Indenture.” In this section, unless specifically noted otherwise or unless the context otherwise requires, the terms “Issuer” and “Welltower OP” refer only to Welltower OP LLC and not its subsidiaries, the term “Company” refer only to Welltower Inc. and not its subsidiaries, and the terms “we,” “us,” and “our” refer only to the Company and the Issuer, collectively, and not their subsidiaries.
The Notes
The 2028 Notes
Welltower OP issued £550,000,000 aggregate principal amount of the 2028 Notes on November 20, 2013. The 2028 Notes bear interest at a rate of 4.800% per year, payable annually in arrears on November 20 of each year, commencing November 20, 2014. The 2028 Notes mature on November 20, 2028. As of December 31, 2023, £550,000,000 aggregate principal amount of the 2028 Notes was outstanding.
The 2034 Notes
Welltower OP issued £500,000,000 aggregate principal amount of the 2034 Notes on November 25, 2014. The 2034 Notes bear interest at a rate of 4.500% per year, payable annually in arrears on December 1 of each year, commencing December 1, 2015. The 2034 Notes mature on December 1, 2034. As of December 31, 2023, £500,000,000 aggregate principal amount of the 2034 Notes was outstanding.
General
Each of the notes were issued as a separate series under the Indenture, which provides that each series of notes may be re-opened and the Issuer may from time to time issue additional notes of the same series. The notes were issued in fully registered form without coupons, in minimum denominations of £100,000 and integral multiples of £1,000. The notes are evidenced by a global note in book-entry form, except under the limited circumstances described under “Book-Entry Delivery and Settlement” below.
The Bank of New York Mellon Trust Company, N.A. is the trustee under the Indenture and the paying agent for the notes is The Bank of New York Mellon, London Branch (the “Paying Agent”).
If an interest payment date or the maturity date falls on a day that is not a business day, the related payment of principal or interest will be made on the next business day as if made on the date the payment was due and no interest will accrue on the amount payable for the period from and after that interest payment date or the maturity date. Interest on the notes is computed on the basis of an ACTUAL/ACTUAL (ICMA) (as defined in the rulebook of the International Capital Market Association) day count convention. The principal of each note payable at maturity or earlier redemption will be paid against presentation and surrender of the notes at the office or agency maintained for such purpose in London, initially the corporate trust office of the Paying Agent, located at One Canada Square, London E14 3AL, United Kingdom, in Sterling or, in the event the notes are redenominated into Euro, Euro.
For purposes of the notes, “business day” means any day other than a Saturday or Sunday, (1) which is not a day on which banking institutions in the City of New York or London are authorized or required by law, regulation or executive order to close and, (2) in the event that any payment by us of the principal of, and premium, if any, and interest on, the notes is to be made in Euro, on which the Trans-European Automated Real-Time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, is open.

The notes are senior unsecured obligations of the Issuer and rank equally with each other and with all of the Issuer’s other unsecured senior indebtedness outstanding from time to time. The notes are fully and unconditionally guaranteed by the Company. Such guarantees of the notes are the Company’s senior unsecured obligation. The notes are not guaranteed by Welltower OP’s subsidiaries. The notes are effectively subordinated to the Issuer’s secured indebtedness to the extent of the assets securing such indebtedness and to all liabilities of the Issuer’s subsidiaries. The Issuer’s subsidiaries are separate legal entities and have no obligation to pay any amounts due pursuant to the notes.
Issuance in Sterling
Initial holders were required to pay for the notes in Sterling, and principal, premium, if any, and interest payments in respect of the notes are payable in Sterling or, if the United Kingdom adopts Euro as its lawful currency, in Euro.
If Sterling or, in the event the notes are redenominated into Euro, Euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or, in the event the notes are redenominated into Euro, the Euro is no longer used by the member states of the European Monetary Union that have adopted the Euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until Sterling or Euro, as the case may be, is again available to us or so used. In such case, the amount payable on any date in Sterling or, in the event the notes are redenominated into Euro, Euro will be converted into U.S. dollars on the basis of the market exchange rate (as defined below) as determined by us in our sole discretion. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the Indenture. Neither the Trustee nor the Paying Agent shall be responsible for obtaining exchange rates, effecting conversions or otherwise handling redenominations.
The “market exchange rate” means the noon buying rate in The City of New York for cable transfers of Sterling or Euro, as the case may be, as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York.
Certain Covenants
Except as permitted and described below under “Merger, Consolidation or Sale of Assets,” the Issuer has agreed to do all things necessary to preserve and keep its existence, rights and franchises, provided that it is in its best interests for the conduct of business.
To the extent permitted by law, we have agreed to file all annual, quarterly and other reports and financial statements with the Securities and Exchange Commission (“SEC”) and the trustee on or before the applicable SEC filing dates whether or not we remain required to do so under the Exchange Act.
The notes are not secured by a mortgage, pledge or other lien. The Issuer covenants in the Supplemental Indentures not to pledge or otherwise subject to any Lien, any of its property or assets or those of its subsidiaries unless the notes are secured by such pledge or Lien equally and ratably with all other obligations secured thereby so long as such other obligations shall be so secured; provided, however, that such covenant does not apply to Liens securing obligations which do not in the aggregate at any one time outstanding exceed 40% of the sum of (i) the Total Assets (as defined below) of the Issuer and its consolidated subsidiaries as of the end of the calendar year or quarter covered in our most recently filed Form 10-K or Form 10-Q, as the case may be, prior to the incurrence of such additional Liens, and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Issuer or any subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Liens. In addition, this covenant does not apply to:
(a)    Pledges or deposits by the Issuer or its subsidiaries under workers’ compensation laws, unemployment insurance laws, social security laws, or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness of the Issuer or its subsidiaries), or leases to which the Issuer or any of its subsidiaries is a party, or deposits to secure public or statutory obligations of the Issuer or its subsidiaries or deposits of cash or United States Government Bonds to secure surety, appeal, performance or other similar bonds to which the Issuer or any of its subsidiaries is a party, or deposits as security for contested taxes or import duties or for the payment of rent;

(b)    Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens, or Liens arising out of judgments or awards against the Issuer or any of its subsidiaries which the Issuer or such subsidiary at the time shall be currently prosecuting an appeal or proceeding for review;
(c)    Liens for taxes not yet subject to penalties for non-payment and Liens for taxes the payment of which is being contested in good faith and by appropriate proceedings;
(d)    Minor survey exceptions, minor encumbrances, easements or reservations of, or rights of, others for rights of way, highways and railroad crossings, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties;
(e)    Liens incidental to the conduct of the business of the Issuer or any of its subsidiaries or to the ownership of its or their respective properties that were not incurred in connection with the Issuer’s or such subsidiary’s Indebtedness of, all of which Liens referred to in this clause (e) do not in the aggregate materially impair the value of the properties to which they relate or materially impair their use in the operation of the business taken as a whole of the Issuer and its subsidiaries, and as to all of the foregoing referenced in clauses (a) through (e), only to the extent arising and continuing in the ordinary course of business;
(f)    Purchase money Liens on property acquired or held by the Issuer or its subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of such property; provided, that (i) any such Lien attaches concurrently with or within 20 days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction, (iii) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such property, and (iv) the aggregate amount of all such Indebtedness on a consolidated basis for the Issuer and its subsidiaries shall not at any time exceed $1,000,000;
(g)    Liens existing on the Issuer’s balance sheet as of December 31, 2001; and
(h)    Any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Lien referred to in the foregoing clauses (a) through (g) inclusive; provided, however, that the amount of any and all obligations and Indebtedness secured thereby shall not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property).
The Issuer also covenants in the Supplemental Indentures that it will not create, assume, incur, or otherwise become liable in respect of, any Indebtedness if the aggregate outstanding principal amount of Indebtedness of the Issuer and its consolidated subsidiaries is, at the time of such creation, assumption or incurrence and after giving effect thereto and to any concurrent transactions, greater than 60% of the sum of (i) the Total Assets of the Issuer and its consolidated subsidiaries as of the end of the calendar year or quarter covered in our most recently filed Form 10-K or Form 10-Q, as the case may be, prior to the incurrence of such additional Indebtedness and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Issuer or any subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.
The Issuer also covenants in the Supplemental Indentures that it will have or maintain, on a consolidated basis, as of the last day of each fiscal quarter, Interest Coverage (as defined below) of not less than 150%.
Finally, the Issuer covenants in the Supplemental Indentures that it will maintain, at all times, Total Unencumbered Assets (as defined below) of not less than 150% of the aggregate outstanding principal amount of the Unsecured Debt (as defined below) of the Issuer and its subsidiaries on a consolidated basis.

For purposes of the foregoing covenants, the defined terms have the following meanings:
“Capital Lease”—means at any time any lease of property, real or personal, which, in accordance with GAAP (as defined below), would at such time be required to be capitalized on a balance sheet of the lessee.
“Capitalized Lease Obligations”—means as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a Capital Lease on a balance sheet of such Person under GAAP.
“Cash”—means as to any Person, such Person’s cash and cash equivalents, as defined in accordance with GAAP consistently applied.
“EBITDA”—means for any period, with respect to the Issuer and its subsidiaries on a consolidated basis, determined in accordance with GAAP, the sum of net income (or net loss) for such period plus, the sum of all amounts treated as expenses for: (a) interest, (b) depreciation, (c) amortization, and (d) all accrued taxes on or measured by income to the extent included in the determination of such net income (or net loss); provided, however, that net income (or net loss) shall be computed without giving effect to extraordinary losses or gains.
“Funded Indebtedness”—means as of any date of determination thereof, (a) all Indebtedness of any Person, determined in accordance with GAAP, which by its terms matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date which is renewable or extendable at the option of the obligor to a date more than one year from such date, and (b) the current portion of all such Indebtedness.
“GAAP”—means generally accepted accounting principles of the United States.
“Indebtedness”—means with respect to any Person, all: (a) liabilities or obligations, direct and contingent, which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person at the date as of which Indebtedness is to be determined, including, without limitation, contingent liabilities that in accordance with such principles, would be set forth in a specific dollar amount on the liability side of such balance sheet, and Capitalized Lease Obligations of such Person; (b) liabilities or obligations of others for which such Person is directly or indirectly liable, by way of guaranty (whether by direct guaranty, suretyship, discount, endorsement, take-or-pay agreement, agreement to purchase or advance or keep in funds or other agreement having the effect of a guaranty) or otherwise; (c) liabilities or obligations secured by Liens on any assets of such Person, whether or not such liabilities or obligations shall have been assumed by it; and (d) liabilities or obligations of such Person, direct or contingent, with respect to letters of credit issued for the account of such Person and bankers acceptances created for such Person.
“Interest Coverage”—means as of the last day of any fiscal quarter, the quotient, expressed as a percentage (which may be in excess of 100%), determined by dividing EBITDA by Interest Expense; all of the foregoing calculated by reference to the immediately preceding four fiscal quarters ending on such date of determination.
“Interest Expense”—means for any period, on a combined basis, the sum of all interest paid or payable (excluding unamortized debt issuance costs) on all items of Indebtedness outstanding at any time during such period.
“Lien”—means any mortgage, deed of trust, pledge, security interest, encumbrance, lien, claim or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature of any of the foregoing, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.
“Person”—means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, or government or any political subdivision thereof.
“Total Assets”—means on any date, consolidated total assets of the Issuer and its subsidiaries, as such amount would appear on the Issuer’s consolidated balance sheet prepared as of such date in accordance with GAAP.

“Total Unencumbered Assets”—means on any date, net real estate investments (valued on a book basis) of the Issuer and its subsidiaries that are not subject to any Lien which secures indebtedness for borrowed money by the Issuer and its subsidiaries plus, without duplication, loan loss reserves relating thereto, accumulated depreciation thereon plus Cash, as all such amounts would appear on the Issuer’s consolidated balance sheet prepared as of such date in accordance with GAAP; provided, however, that “Total Unencumbered Assets” does not include net real estate investments under unconsolidated joint ventures of the Issuer and of its subsidiaries.
“Unsecured Debt”—means Funded Indebtedness less Indebtedness secured by Liens on the property or assets of the Issuer and its subsidiaries.
Discharge, Defeasance and Covenant Defeasance
Discharge. We may discharge some obligations to holders of any series of debt securities that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by irrevocably depositing with the trustee, in trust, funds in the applicable currency in an amount sufficient to pay the debt securities, including any premium and interest.
Defeasance and Covenant Defeasance. We, at our option (a), will be discharged from any and all obligations in respect of the notes (except for certain obligations to issue definitive notes in exchange for temporary notes, to register the transfer or exchange of the notes, to replace destroyed, stolen, lost or mutilated notes, and to maintain an office or agency in respect of the notes and hold moneys for payment in trust) or (b) will be released from our obligations to comply with certain of the covenants provided for in the Indenture, including but not limited to those that are specified under “Certain Covenants” above with respect to the notes, and the occurrence of an event of default with respect to any such covenants and including those events of default described below under “Events of Default” shall no longer be an event of default if, in either case, the Issuer irrevocably deposits with the Trustee, in trust, money or United Kingdom government obligations that through payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all of the principal of (and premium, if any) and any interest on the notes on the dates such payments are due (which may include one or more redemption dates designated by us) in accordance with the terms of such notes.
Such a trust may only be established if, among other things, (a) no event of default or event which with the giving of notice or lapse of time, or both, would become an event of default under the Indenture shall have occurred and be continuing on the date of such deposit, and (b) the Issuer shall have delivered an opinion of counsel to the effect that the holders of the notes of such series will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such defeasance had not occurred. In the event we omit to comply with our remaining obligations under the Indenture after a defeasance of the Indenture with respect to the notes and the notes are declared due and payable because of the occurrence of any undefeased event of default, the amount of money and United Kingdom government obligations on deposit with the Trustee may be insufficient to pay amounts due on the notes at the time of the acceleration resulting from such event of default. However, we will remain liable in respect of such payments.
Sinking Fund
The notes are not entitled to any sinking fund payments.
Optional Redemption
The notes may be redeemed at the Issuer’s option, at any time in whole or from time to time in part, at a redemption price, as determined by the Issuer, equal to the sum of (i) the principal amount of the notes (or portion of such notes) being redeemed plus accrued and unpaid interest thereon to but excluding the redemption date and (ii) the Make-Whole Amount, if any; provided, however, that if the Issuer redeems the notes 90 or fewer days prior to the maturity date, the redemption price will equal 100% of the principal amount of the notes (or portion of such notes) being redeemed plus accrued and unpaid interest thereon to but excluding the redemption date.
If notice has been given as provided in the Indenture and funds for the redemption of any notes (or any portion of the notes) called for redemption shall have been made available on the redemption date referred to in such notice, such notes (or any portion of the notes) will cease to bear interest on the redemption date specified in such notice and the only right of the holders of the notes will be to receive payment of the redemption price.

Notice of any optional redemption of any notes (or any portion of the notes) will be transmitted to holders as shown in the security register for such notes, not more than 60 nor less than 30 days prior to the redemption date in the case of the 2028 Notes and not more than 30 nor less than 15 days prior to the redemption date in the case of the 2034 Notes. The notice of redemption will specify, among other items, the redemption price and the principal amount of the notes held by such holder to be redeemed.
The Issuer will notify the Trustee at least 60 business days prior to giving notice of redemption (or such shorter period as is satisfactory to the Trustee) in the case of the 2028 Notes and 5 business days prior to giving notice of redemption (or such shorter period as is satisfactory to the Trustee) in the case of the 2034 Notes of the aggregate principal amount of such notes to be redeemed and their redemption date. If less than all of the notes are to be redeemed at the Issuer’s option, the Trustee shall select, in such manner as it shall deem fair and appropriate, the notes to be redeemed in whole or in part and in accordance with the procedures of the applicable depositary.
As used herein:
“Comparable Government Bond Rate”—means the price, expressed as a percentage (rounded to three decimal places, 0.0005 being rounded upwards), at which the gross redemption yield on the notes, if they were to be purchased at such price on the third business day prior to the date fixed for redemption or the date of accelerated payment, would be equal to the gross redemption yield on such business day of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by the Issuer.
“Comparable Government Bond”—means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Issuer, a United Kingdom government bond whose maturity is closest to the maturity of the notes, or if such independent investment bank in its discretion considers that such similar bond is not in issue, such other United Kingdom government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, United Kingdom government bonds selected by such independent investment bank, determine to be appropriate for determining the Comparable Government Bond Rate.
“Make-Whole Amount”—means, in connection with any optional redemption or accelerated payment of any notes, the excess, if any, of (i) the aggregate present value, as of the date of such redemption or accelerated payment of each pound Sterling of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of each such pound Sterling if such redemption or accelerated payment had not been made, determined by discounting, on an annual basis (ACTUAL/ACTUAL (ICMA) (as defined in the rulebook of the International Capital Market Association)), such principal and interest at the Reinvestment Rate (as defined below) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, to the date of redemption or accelerated payment, over (ii) the aggregate principal amount of the notes being redeemed or paid.
“Reinvestment Rate”—means the Comparable Government Bond Rate plus 0.30%.
The notes are also subject to redemption prior to maturity if certain events occur involving United States taxation. If any of these special tax events do occur, the notes may be redeemed at a redemption price of 100% of their principal amount plus accrued and unpaid interest to, but not including, the redemption date. See “Redemption for Tax Reasons.”
Payment of Additional Amounts
All payments in respect of the notes will be made by or on behalf of us without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature, imposed or levied by the United States or any taxing authority thereof or therein, unless such withholding or deduction is required by law. If such withholding or deduction is required by law, we will pay to a holder who is not a United States person (as defined below) such additional amounts on the notes as are necessary in order that the net payment by us or a paying agent of the principal of, and Make-Whole Amount, if any, and interest on, the notes to such holder, after such withholding or deduction will not be less than the amount provided in the notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1)    to any tax, assessment or other governmental charge that would not have been imposed but for the holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:
(a)    being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States or having or having had a qualified business unit which has the U.S. dollar as its functional currency;
(b)    having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the notes, the receipt of any payment or the enforcement of any rights thereunder) or being considered as having such relationship, including being or having been a citizen or resident of the United States;
(c)    being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a foreign personal holding company that has accumulated earnings to avoid United States federal income tax;
(d)    being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision; or
(e)    being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;
(2)    to any holder that is not the sole beneficial owner of the notes, or a portion of the notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;
(3)    to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;
(4)    to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;
(5)    to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;
(6)    to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;
(7)    to any withholding or deduction that is imposed on a payment to an individual and that is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings;
(8)    to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by at least one other paying agent;

(9)    to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;
(10)    to any withholding or deduction that is imposed on a payment pursuant to Sections 1471 through 1474 of the Code and related Treasury regulations and pronouncements (the Foreign Account Tax Compliance Act) or any successor provisions and any regulations or official law, agreement or interpretations thereof or any regulations implementing an intergovernmental approach thereto; or
(11)    in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8), (9) and (10).
The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the notes. Except as specifically provided under this heading “Payment of Additional Amounts,” we will not be required to make any payment for any tax, duty, assessment or governmental charge of whatever nature imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.
As used under this heading “Payment of Additional Amounts” and under the heading “Redemption for Tax Reasons,” the term “United States” means the United States of America (including the states and the District of Columbia and any political subdivision thereof), and the term “United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, including an entity treated as a corporation for United States income tax purposes, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.
Redemption for Tax Reasons
If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority thereof or therein), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective, we become or, based upon a written opinion of independent counsel selected by the Issuer, will become obligated to pay additional amounts as described herein under the heading “Payment of Additional Amounts” with respect to the notes, then the Issuer may at any time at its option redeem, in whole, but not in part, the notes on not less than 30 nor more than 60 days’ prior notice to the holders of the notes, at a redemption price equal to 100% of the principal amount of the notes being redeemed, together with accrued and unpaid interest on the notes to, but not including, the redemption date.
Book-Entry Delivery and Settlement
The notes are represented by one or more fully registered global notes. Each such global note was deposited with, or on behalf of, a common depositary for, and in respect of interests held through, Euroclear and Clearstream. Except as described herein, certificates will not be issued in exchange for beneficial interests in the global notes. Except as set forth below, the global notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees. Beneficial interests in the global notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream. Investors may hold their interests in the global notes through Clearstream or Euroclear, either as a participant in such systems or indirectly through organizations which are participants in such systems. Book-entry interests in the notes and all transfers relating to the notes will be reflected in the book-entry records of Clearstream and Euroclear. Those beneficial interests will be in denominations of £100,000 and integral multiples of £1,000 in excess thereof.
Except as provided below, owners of beneficial interests in the global notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the Indenture, including for purposes of receiving any reports delivered by us or the Trustee pursuant to the Indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes. So long as the common depositary for Euroclear and Clearstream is the registered owner of the global notes, the common depositary for all purposes will be considered the sole holder of the notes represented by the global notes under the Indenture and the global notes.
Exchange of Global Notes for Certificated Notes
Subject to certain conditions, the notes represented by the global notes are exchangeable for certificated notes in definitive form of like tenor in minimum denominations of £100,000 principal amount and multiples of £1,000 in excess thereof if:
(1)    the common depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for the global notes and the Issuer fails to appoint a successor depositary within 90 calendar days;
(2)    the Issuer, at its option, notify the Trustee in writing that the Issuer elects to cause the issuance of certificated notes; or
(3)    there has occurred and is continuing an event of default with respect to the notes.
Any note that is exchangeable as above is exchangeable for certificated notes issuable in authorized denominations and registered in such names as the common depositary shall direct (in accordance with its customary procedures). Subject to the foregoing, a global note is not exchangeable, except for a global note of the same aggregate denomination to be registered in the name of the common depositary (or its nominee).
Events of Default
Each of the following events is defined in the Base Indenture as an “event of default” for any series of debt securities:
•We do not pay the principal or any premium on a debt security of that series within 30 days after its maturity date.
•We do not pay interest on a debt security of that series within 30 days after its due date.
•We do not deposit any sinking fund payment for that series within 30 days after its due date.
•We remain in breach of any other term of the applicable indenture (other than a term added to the indenture solely for the benefit of another series) for 60 days after we receive a written notice of default from the trustee or holders of at least a majority in principal amount of debt securities of the affected series specifying the breach and requiring it to be remedied.
•We default under any of our other indebtedness in specified amounts after the expiration of any applicable grace period, which default results in the acceleration of the maturity of such indebtedness. Such default is not an event of default if the other indebtedness is discharged, or the acceleration is rescinded or annulled, within a period of 10 days after we receive a written notice from the trustee or holders of at least a majority in principal amount of debt securities of the affected series specifying the default and requiring that we discharge the other indebtedness or cause the acceleration to be rescinded or annulled.
•We or one of our “significant subsidiaries,” if any, files for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur. The term “significant subsidiary” means each of our significant subsidiaries, if any, as defined in Regulation S-X under the Securities Act of 1933, as amended.
•Any other event of default described in the applicable prospectus supplement occurs.

In addition to the events of default in the Base Indenture, the following constitute events of default under the Supplemental Indentures:
•We do not pay the principal or any premium on the notes at their maturity date.
•We default under any of our other indebtedness in an aggregate principal amount exceeding $10,000,000 after the expiration of any applicable grace period, which default results in the acceleration of the maturity of such indebtedness. Such default is not an event of default if the other indebtedness is discharged, or the acceleration is rescinded or annulled, within a period of 10 days after we receive notice specifying the default and requiring that we discharge the other indebtedness or cause the acceleration to be rescinded or annulled. Either the Trustee or the holders of more than 50% in principal amount of the outstanding notes may send the notice.
•The entry by a court of competent jurisdiction of one or more judgments, orders or decrees against us or any of our subsidiaries in an aggregate amount (excluding amounts fully covered by insurance) in excess of $10,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount (excluding amounts fully covered by insurance) in excess of $10,000,000 for a period of 30 consecutive days.
If an event of default has occurred and has not been cured, the trustee or the holders of at least a majority in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. At any time after the trustee or the holders have accelerated any series of debt securities, but before a judgment or decree for payment of the money due has been obtained, the holders of at least a majority in principal amount of the debt securities of the affected series may, under certain circumstances, rescind and annul such acceleration.
The trustee will be required to give notice to the holders of debt securities within 90 days after a default under the applicable indenture unless the default has been cured or waived. The trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series, except a default in the payment of the principal of or interest on any debt security of that series, if specified responsible officers of the trustee in good faith determine that withholding the notice is in the interest of the holders.
Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. We refer to this as an “indemnity.” If reasonable indemnity satisfactory to it is provided, the holders of a majority in principal amount of the outstanding securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture, subject to certain limitations.
Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:
•you must give the trustee written notice that an event of default has occurred and remains uncured;
•the holders of at least a majority in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action; and
•the trustee must have not taken action for 60 days after receipt of the notice and offer of indemnity.
However, you are entitled at any time to bring a lawsuit for the payment of money due on your security after its due date.
Every year we will furnish to the trustee a written statement by certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture, or else specifying any default.

Merger, Consolidation or Sale of Assets
Under the Indenture, we are permitted to consolidate or merge with another company. In addition, we are permitted to sell substantially all of our assets to another company, or to buy substantially all of the assets of another company. However, we may not take any of these actions unless the following conditions are met:
•if we merge out of existence or sell our assets, the other company must be an entity organized under the laws of one of the states of the United States or the District of Columbia or under United States federal law and must agree to be legally responsible for our debt securities; and
•immediately after the merger, sale of assets or other transaction, we may not be in default on the debt securities. A default for this purpose would include any event that would be an event of default if the requirements regarding notice of default or continuing default for a specific period of time were disregarded.
Modification of an Indenture
There are three types of changes we can make to the Indenture and the debt securities:
Changes Requiring Your Approval. First, there are changes we cannot make to your debt securities without your specific approval. The following is a list of those types of changes:
•change the stated maturity of the principal or interest on a debt security;
•reduce any amounts due on a debt security;
•reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;
•change the currency of payment on a debt security;
•impair your right to sue for payment;
•modify the subordination provisions, if any, in a manner that is adverse to you;
•reduce the percentage of holders of debt securities whose consent is needed to modify or amend an indenture or to waive compliance with certain provisions of an indenture;
•reduce the percentage of holders of debt securities whose consent is needed to waive past defaults or change certain provisions of the indenture relating to waivers of default; or
•waive a default or event of default in the payment of principal, interest, or premium, if any, on the debt securities.
Changes Requiring a Majority Vote. The second type of change is the kind that requires the vote of holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not materially adversely affect holders of the debt securities. We require the same vote to obtain a waiver of a past default; however, we cannot obtain a waiver of a payment default or any other aspect of an indenture or the debt securities listed in the first category described above under “Changes Requiring Your Approval” unless we obtain your individual consent to the waiver.
Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not materially adversely affect holders of the debt securities.
Further Details Concerning Voting. Debt securities are not considered outstanding, and therefore the holders of debt securities are not eligible to vote on matters relating thereto, if we have deposited or set aside in trust for such holders money for payment or redemption of debt securities or if we or one of our affiliates own the debt securities. The holders of debt securities are also not eligible to vote if the debt securities have been fully defeased.